UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2015

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05 Costs Associated With Exit or Disposal Activities

On September 29, 2015, the board of directors (the “Board”) of XenoPort, Inc. (“XenoPort,” or the “Company”) committed to implementing a reduction in force that includes the elimination of approximately 25 positions, including positions related to the Company’s XP23829 product candidate development program in light of the Company’s announced new strategic focus (see Item 8.01 below). The Company notified the employees affected by the reduction in force on October 1, 2015.

The Company estimates that it will incur total charges of approximately $2.0 million in the fourth quarter of 2015 in connection with the restructuring, comprised primarily of severance and other one-time termination benefits. The Company expects that positions will be eliminated by December 23, 2015. The Company expects that the associated cash payments of approximately $2.0 million will be paid out commencing in the fourth quarter of 2015 and will be completed in the fourth quarter of 2016. The estimates of total charges and cash expenditures that the Company expects to incur in connection with the workforce reduction, and the timing thereof, are subject to a number of assumptions, and actual results may materially differ.

This Current Report on Form 8-K contains “forward-looking” statements, including, without limitation, statements related to the estimated charges for the reduction in force, including related estimated cash expenditures, and the timing for the completion of the reduction in force. Any statements contained in this Current Report on Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that restructuring costs may be greater than currently anticipated, and risks related to the impact of the workforce reduction on the Company’s business and unanticipated charges not currently contemplated that may occur as a result of the reduction in force. The Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2015, contains under the heading, “Risk Factors,” a more comprehensive description of risks to which the Company is subject. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Ronald W. Barrett, Ph.D. as Chief Executive Officer and Director

In connection with the Company’s strategic shift to focus on commercializing its commercial product, HORIZANT (gabapentin enacarbil) Extended Release Tablets (see Item 8.01 below), on September 29, 2015, Ronald W. Barrett, Ph.D. notified the Board of his decision to retire as Chief Executive Officer of the Company and a director on the Board, effective immediately. Dr. Barrett’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Dr. Barrett will receive the following severance benefits under his existing Severance Rights Agreement (the “Barrett Severance Rights Agreement”) as a result of his resignation (which the Company is treating as a qualifying termination for purposes of Dr. Barrett’s severance benefits thereunder):

(a)	continued payment of his base salary for 18 months;

(b)	a prorated bonus for the year of termination, paid in a lump sum; and

(c)	payment of up to 18 months of premiums under COBRA.

The Company estimates it will incur approximately $1.2 million as a result of Dr. Barrett’s severance benefits. Any additional amounts that Dr. Barrett would be eligible to receive upon a Change of Control (as defined in the Barrett Severance Rights Agreement), if any, would be incremental only.

In addition, pursuant to a Transition and Consulting Agreement dated October 1, 2015 (the “Consulting Agreement”), Dr. Barrett will provide strategic consulting services to the Company for a period of twelve months, unless earlier terminated. Pursuant to the terms of the Consulting Agreement, Dr. Barrett will be paid a monthly consulting fee of $8,625. In addition, the equity awards previously granted to Dr. Barrett pursuant to the Company’s equity incentive plans will be allowed to continue to vest in accordance with their existing terms for so long Dr. Barrett continues to provide service under the Consulting Agreement, subject to certain exceptions. In addition, the Consulting Agreement will have the effect of amending the Barrett Severance Rights Agreement to provide that if within six months after September 29, 2015, the Company enters into a definitive agreement which, upon consummation would constitute a Change of Control (as defined in the Barrett Severance Rights Agreement), and a Change of Control subsequently results from such definitive agreement, then Dr. Barrett would be entitled to receive the Change of Control benefits stated in the Barrett Severance Rights Agreement (which reflects an increase in the post-employment eligibility period from three (3) months to at least six (6) months).

The foregoing description of the Consulting Agreement is not intended to be complete and is qualified in its entirety by references to the full text of the Consulting Agreement that is filed as Exhibit 10.38 to this Current Report on Form 8-K.

Appointment of Vincent J. Angotti as Chief Executive Officer and Director

Also on September 29, 2015, the Board appointed Mr. Vincent J. Angotti as a director on the Board and as Chief Executive Officer of the Company, each effective as of September 29, 2015. Mr. Angotti’s appointment to the Board filled the vacancy created by Dr. Barrett’s resignation discussed above. In addition, John G. Freund, M.D., formerly the Lead Independent Director of the Board, was appointed by the Board to become the Chairman of the Board.

As previously disclosed, Mr. Angotti, age 47, had previously served as the Company’s Executive Vice President and Chief Operating Officer since June 2012. Prior to that, Mr. Angotti served as Senior Vice President and Chief Commercialization Officer from May 2008 to June 2012. From 2001 to 2008, Mr. Angotti held several positions with Reliant Pharmaceuticals, Inc., the most recent of which was Senior Vice President of Sales and Marketing. GlaxoSmithKline acquired Reliant Pharmaceuticals in 2008. Prior to Reliant Pharmaceuticals, from 1991 to 2001, Mr. Angotti held several positions at Novartis Pharmaceuticals Corporation, most recently as Executive Director, Field Operations. Mr. Angotti received a B.S. from Cornell University and an M.B.A. from Columbia University.

In connection with Mr. Angotti’s appointment as Chief Executive Officer, the Company and Mr. Angotti entered into a promotion letter agreement, which had the effect of amending his employment agreement with the Company, to provide the following:

•	the promotion to the position of the Company’s Chief Executive Officer;

•	an increase in annual base salary to $525,000;

•	a target bonus to remain at 60% of annual base salary;

•	a time-based restricted stock unit award for 326,086 shares, subject to vesting in four equal successive annual installments; and

•	a performance-based restricted stock unit award for 108,695 shares, 100% of which will vest if, on or prior to September 29, 2019, the daily volume-weighted average price for the Company’s common stock is greater or equal to $6.90 per share (reflecting a 100% increase from the per share closing price of the Company’s common stock of $3.45 per share as of September 29, 2015) for 30 consecutive trading days.

The foregoing description of Mr. Angotti’s promotion letter agreement is not intended to be complete and is qualified in its entirety by references to the full text of the promotion letter agreement that is filed as Exhibit 10.39 to this Current Report on Form 8-K.

In addition, Mr. Angotti and the Company entered into a new Severance Rights Agreement (the “Angotti Severance Rights Agreement”) pursuant to which Mr. Angotti would be eligible to receive:

(1)	in the event of a termination by the Company without Cause (as defined in the Angotti Severance Rights Agreement) and other than as a result of death of disability, or a resignation by Mr. Angotti for Good Reason (as defined in the Angotti Severance Rights Agreement) (either such termination, a “Qualifying CEO Termination”), in either case outside of the period beginning three months prior to, and ending 18 months after the closing of, a Change of Control (as defined in the Angotti Severance Rights Agreement) (such 21-month period, the “Change of Control Period”):

(a)	continued payment of his base salary for 18 months;

(b)	a prorated bonus for the year of termination, paid in a lump sum; and

(c)	payment of up to 18 months of premiums under COBRA; and

(2)	in the event of a Qualifying CEO Termination during the Change of Control Period:

(a)	continued payment of his base salary for 24 months;

(b)	200% of his target bonus for the year of termination, paid over 24 months;

(c)	a prorated target bonus for the year of termination, paid in a lump sum;

(d)	payment of up to 24 months of premiums under COBRA; and

(e)	full acceleration of the service-based vesting of his equity awards.

The vesting of Mr. Angotti’s performance-based RSU award that was granted in connection with his promotion to Chief Executive officer will not be subject to acceleration under the Angotti Severance Rights Agreement and remains subject to the terms of the applicable award agreement. The Angotti Severance Rights Agreement does not contain a 280G excise tax gross-up provision, and Mr. Angotti would be required to agree to a release of claims against the Company to receive any severance benefits included in the Angotti Severance Rights Agreement. The Angotti Severance Rights Agreement replaces Mr. Angotti’s previous severance arrangement with the Company.

The foregoing description of the Angotti Severance Rights Agreement is not intended to be complete and is qualified in its entirety by references to the full text of the Angotti Severance Rights Agreement that is filed as Exhibit 10.40 to this Current Report on Form 8-K.

Section 8 — Other Events

Item 8.01 Other Events.

On October 1, 2015, the Company issued a press release announcing: (1) the strategic shift of the Company to focus on commercializing HORIZANT; (2) the resignations of Dr. Barrett as Chief Executive Officer and as a director of the Company; (3) the appointment of Mr. Angotti as Chief Executive Officer and as a director of the Company; (4) the appointment of John G. Freund, M.D., formerly the Lead Independent Director of the Board, to the position of Chairman of the Board (all discussed in Item 5.02 above) and (5) the planned reduction in force (discussed in Item 2.05 above). The press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.38	Transition and Consulting Agreement, dated October 1, 2015, between the Company and Ronald W. Barrett, Ph.D.

10.39	Promotion Letter Agreement, dated September 29, 2015, between the Company and Vincent J. Angotti.

10.40	Severance Rights Agreement, dated September 29, 2015, between the Company and Vincent J. Angotti

99.1	Press release, dated October 1, 2015, titled “XenoPort Announces Plan to Focus on its Growing HORIZANT Business and Names Vincent J. Angotti Chief Executive Officer and Director”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: October 1, 2015	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.38	Transition and Consulting Agreement, dated October 1, 2015, between the Company and Ronald W. Barrett, Ph.D.

10.39	Promotion Letter Agreement, dated September 29, 2015, between the Company and Vincent J. Angotti.

10.40	Severance Rights Agreement, dated September 29, 2015, between the Company and Vincent J. Angotti

99.1	Press release, dated October 1, 2015, titled “XenoPort Announces Plan to Focus on its Growing HORIZANT Business and Names Vincent J. Angotti Chief Executive Officer and Director”